Exhibit 99.1

For Release 6 a.m. PDT

Sept. 24, 2003

NetIQ Continues Changes to Board of Directors

Independent Directors Make Up 75 Percent of New Board Structure

SAN JOSE, Calif. — Sept. 24, 2003 — NetIQ Corp. (Nasdaq: NTIQ), a leading provider of Systems & Security Management and Web Analytics solutions, today announced a series of changes to its Board of Directors resulting in a Board where 75 percent of the members are independent. Among the changes, NetIQ appointed Michael J. (Mike) Rose as director, while two founding Board members, Ching-Fa Hwang and Ying Hon-Wong stepped down. With today’s moves, NetIQ also formally reduced its Board size from nine to eight.

“NetIQ is committed to leading in all facets of corporate governance. The independence and quality of our Board is one illustration of that commitment,” said Charles M. Boesenberg, chief executive officer and chairman of NetIQ. “I’m proud to have Mike Rose join us as a director. As a CIO inside some of the world’s largest organizations, Mike has repeatedly demonstrated skills at aligning information technology assets with business goals. It’s a skill that’s never been more in demand than in today’s challenging economic environment, where technology must rapidly deliver business benefits.”

Rose is the Group Chief Information Officer for Royal Dutch/Shell Group of Companies, an international provider of gas, power, energy and chemical products. Prior to Shell, he held various positions at Hewlett-Packard Company (HP) for 23 years. While at HP, Rose served as Controller for various HP divisions, was appointed Chief Information Officer and an HP Vice President in 1997, and was elected an officer of the company in 2000. Rose holds a bachelor’s degree in economics from State University of New York in Geneseo, New York.

“NetIQ has shown a determination to keep its shareholders’ interests first and foremost in matters of corporate governance,” said Rose. “I look forward to playing a part in that process helping to maintain NetIQ’s reputation as an example for others to emulate.”

“The company is very grateful to Ching and Hon for their years of service to NetIQ,” added Boesenberg. “Their advice and counsel have helped me personally and their contributions were valuable in shaping the company that NetIQ has become.”

About NetIQ

Founded in 1995, NetIQ Corp. (Nasdaq: NTIQ) is a leading provider of Systems & Security Management and Web Analytics solutions. Historically focused on the Windows management market, NetIQ now delivers cross-platform solutions that enhance business performance resulting in higher returns on infrastructure and Web investments. NetIQ products are sold across all continents directly and through a network of authorized NetIQ partners and resellers. The company is headquartered in San Jose, Calif., with development and operational personnel in Houston, Texas; Raleigh, N.C.; Bellevue, Wash.; Auckland, New Zealand and

Portland, Ore. For more information, please visit NetIQ’s Web site at http://www.netiq.com or call (888) 323-6768.

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NetIQ is a trademark or registered trademark of NetIQ Corporation in the United States and other countries. All other trademarks mentioned are the property of their respective owners.

Contacts:

Liza Goldberg, Corporate Communications, (408) 856-3073, liza.goldberg@netiq.com Greg Klaben, Investor Relations, (408) 856-1894, greg.klaben@netiq.com